For Immediate Release

MSL Contact:

Bert Notini

(978) 371-5455

bert.notini@msl.com

MSL REPORTS FOURTH QUARTER AND

FULL FISCAL YEAR FINANCIAL RESULTS

Exceeds Consensus Cash EPS

CONCORD, MA, (Feb 6, 2002) — MSL (NYSE: MSV), a full-service global electronics manufacturing and supply chain services company, today reported Cash EPS of $0.15 for the quarter ended December 31, 2001, exceeding analysts’ earnings consensus for the fourth quarter.

For the fiscal year ended December 31, 2001, revenue was $1.52 billion, a 13% decrease from $1.76 billion in fiscal year 2000.  Cash net income (before extraordinary loss and non-recurring charges, consisting primarily of restructuring, asset writedowns, and operating losses from a site closure and customer disengagements) was $15.1 million, an increase of 70% from $8.9 million the prior year.  Cash EPS (which excludes extraordinary loss, non-recurring charges and amortization of goodwill and other intangibles) increased 24% to $0.68 per share from $0.55 per share for the prior year.  Earnings before interest, taxes, depreciation and amortization, as adjusted (EBITDA), increased to $72.7 million from $62.0 million in 2000.

For the fiscal year, MSL incurred a net loss under U.S. Generally Accepted Accounting Principles (GAAP) of $95.1 million, or $2.86 per diluted share, compared with net loss applicable to common stock of $26.0 million, or $0.98 per diluted share, in the prior year.

Revenues for the fourth quarter ended December 31, 2001, were $271.5 million, compared to $318.2 million in the previous quarter and $638.4 million in the fourth quarter of 2000, in line with estimates previously provided by the Company.  Fourth quarter cash net income was $2.6 million, compared with $5.5 million for the fourth quarter of 2000.  Cash EPS for the quarter was $0.15 per share compared to $0.21 per share for the year-ago period. EBITDA for the quarter was $13.7 million, or 5.1% of revenue.  This compares to $22.3 million for the fourth quarter of 2000, or 3.5% of revenue.

MSL incurred a net loss under GAAP of $24.1 million for the quarter ended December 31, 2001, or $0.74 per diluted share, compared with net income of $5.0 million, or $0.15 per diluted share, in the same period of last year.  In the quarter ended December 31, 2001, the company recorded charges totaling $28.5 million for restructuring and non-recurring items.

At December 31, 2001, debt, net of cash, was $89.7 million down from $178.7 million at December 31, 2000.

“We are pleased with our performance this quarter, both in improving our balance sheet and reducing our operating costs in a very challenging environment,” stated Bob Bradshaw, MSL CEO and President. “As we move into 2002, it is an exciting time in our company’s history and MSL has all the capabilities in place to manage growth and expand its customer relationships while maintaining a leadership position in our industry.”

Bert Notini, Chief Financial Officer, stated “As we position the company to participate in the growth of the EMS industry, our intense focus on financial fundamentals continues to provide positive momentum.  Our team again performed well managing our working capital and delivered positive cash flow from operations to support the business.”

The Company also reported that it expects revenues for the first quarter of 2002 to be in the range of $200 million to $240 million, reflecting seasonality in the business, and for revenue to then increase sequentially in the second quarter.  Cash EPS for the first quarter of 2002 is expected to be in the range of $0.08 to $0.12 per share.

Non GAAP measurements, including cash net income, cash EPS and EBITDA, are presented as additional measures of operating performance and are not a substitute for earnings per share under generally accepted accounting principles.  The non GAAP measurements in this press release are reconciled to the Company’s GAAP financial statements on the following pages.

###

About MSL:

MSL is a leading global provider of full service electronics manufacturing and supply chain services to original equipment manufacturers (OEMs).  The company has established a global network of manufacturing facilities in the world’s major electronics markets - North America, Europe and Asia.  MSL has developed relationships with leading OEMs in a diverse set of industries such as wired and wireless communications, networking and storage equipment, computer systems and peripherals, consumer electronics, industrial equipment and commercial avionics.  MSL provides integrated supply chain solutions that address all stages of the product life cycle, including engineering and design, new product introduction, materials procurement and management, testing, printed circuit board assembly, product assembly and systems integration and assembly, order fulfillment, distribution and after-market support.

MSL differentiates itself by providing exceptional customer service, by broadly and deeply integrating our services into our OEM customer’s operations, and by leveraging information technology to connect a global network of supply, purchasing and fulfillment sites.  MSL is headquartered in Concord, Mass.  For more information, please visit the company’s Web site at www.msl.com.

Any statements in this press release about future expectations, plans and prospects for the Company, including statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence upon a relatively small number of customers; risks associated with our acquisitions of other companies or businesses; the incurrence of indebtedness and associated interest expense to fund our business strategy; the availability of critical components, particularly those from sole-source suppliers; the impact of competition within our industry; cancellations of or delays in customer orders; general economic conditions within our industry; the impact of foreign currency fluctuations and other factors specifically affecting our international operations.  In addition, forward-looking statements included in this press release represent the Company’s estimates as of February 6, 2002.  The Company anticipates that subsequent events and developments will cause the Company’s estimates to change.  However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so.

MANUFACTURERS’ SERVICES, LTD.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(unaudited, except for the year ended December 31, 2000)

	Three Months Ended		Year Ended
	December 31, 2001	December 31, 2000	December 31, 2001	December 31, 2000
Net sales	$271,540	$638,415	$1,522,000	$1,758,101
Cost of goods sold (1)	251,698	603,090	1,411,977	1,660,311

Gross profit	19,842	35,325	110,023	97,790

Operating expenses:
Selling, general and administrative (1)	41,330	22,381	195,107	65,112
Stock-based compensation (1)	231	800	1,010	5,229
Legal settlement (1)	—	—	—	6,000

Income (loss) from operations	(21,719)	12,144	(86,094)	21,449

Interest expense, net	(3,749)	(6,622)	(20,115)	(17,729)
Foreign exchange gain (loss)	275	696	338	(2,026)
Other income	—	140	11,255	140

Income (loss) before provision for income taxes and extraordinary loss	(25,193)	6,358	(94,616)	1,834
Provision for income taxes	(1,098)	1,177	524	3,057

Income (loss) before extraordinary loss	$(24,095)	$5,181	$(95,140)	$(1,223)
Extraordinary loss (3)	—	(149)	—	(2,812)

Net income (loss)	$(24,095)	$5,032	$(95,140)	$(4,035)

Net income (loss) applicable to common stock (2)	$(24,095)	$5,032	$(95,140)	$(25,959)

Basic income (loss) per share
Income (loss) before extraordinary loss	$(0.74)	$0.15	$(2.86)	$(0.88)
Extraordinary loss	$—	$—	$—	$(0.11)
Net income (loss) applicable to common stock	$(0.74)	$0.15	$(2.86)	$(0.98)
Weighted average shares outstanding	32,581,072	33,300,970	33,304,335	26,410,876

Diluted income (loss) per share
Income (loss) before extraordinary loss	$(0.74)	$0.15	$(2.86)	$(0.88)
Extraordinary loss	$—	$—	$—	$(0.11)
Net income (loss) applicable to common stock	$(0.74)	$0.15	$(2.86)	$(0.98)
Weighted average shares outstanding	32,581,072	33,922,246	33,304,335	26,410,876

MANUFACTURERS’ SERVICES, LTD.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS — Excluding Non-recurring Items

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31, 2001	December 31, 2000	December 31, 2001	December 31, 2000
Net sales	$271,540	$638,415	$1,522,000	$1,758,101
Cost of goods sold (1)	245,452	603,090	1,401,018	1,660,311

Gross profit before non-recurring items	26,088	35,325	120,982	97,790

Operating expenses:
Selling, general and administrative (1)	19,029	22,381	86,727	65,112
Stock-based compensation (1)	231	484	1,010	1,088

Income from operations before non-recurring items	6,828	12,460	33,245	31,590

Interest expense, net	(3,749)	(6,622)	(20,115)	(17,729)
Foreign exchange gain (loss)	275	696	338	(2,026)
Other income	—	140	4,508	140

Income before provision for income taxes and non-recurring items	3,354	6,674	17,976	11,975
Provision for income taxes	708	1,177	2,854	3,057

Net income before non-recurring items	$2,646	$5,497	$15,122	$8,918

Diluted EPS — income (loss) before extraordinary loss and non-recurring items (1)(2)(6)	$0.08	$0.16	$0.45	$0.34

Diluted Cash EPS (4)(6)	$0.15	$0.21	$0.68	$0.55

Weighted average shares outstanding — diluted	32,581,072	33,922,246	33,304,335	26,410,876

Adjusted EBITDA (5)(6)	$13,735	$22,308	$72,728	$61,976

(1) Non-recurring items include charges related to the settlement of a legal claim, stock-based compensation, restructuring, asset writedowns,operating losses associated with the Company’s Salt Lake City facility, charges related to customer disengagements and a non-cash gain from the return of the Company’s common stock.  The charge related to the settlement of a legal claim for $6,000 was incurred in the first quarter of 2000.   Stock-based compensation charges included $3,825 incurred in the first quarter of 2000 related to the grant of common stock to senior management,  and a charge of $316 in the fourth quarter of 2000 related to the modification of an equity award.  Charges related to restructuring and asset writedowns  of $2,791, $10,151, $66,757 and $12,234 were incurred in the first, second, third and fourth quarters of 2001, respectively.  Operating losses associated with the Company’s Salt Lake City facility incurred in the fourth quarter of 2001 were $12,213.  Charges related to customer disengagements of $11,093 and $4,100 were incurred in the third and fourth quarters of 2001, respectively.  A non-cash gain of $6,747 was recognized in the third quarter of 2001 related to the return of shares of the Company’s common stock in connection with the amendment of a supply agreement.

(2) Additional non-recurring items are accretion, call premium and dividends related to preferred stock retired during the six months  ended July 2, 2000.  For the three and six months  ended July 2, 2000, respectively, accretion and call premium of $18,112 and $18,460 and dividends of $1,681 and $3,464 were deducted from net income (loss) available to common stock.

(3) The extraordinary loss of $2,812 incurred during the twelve months ended December 31, 2000 is composed of extraordinary losses of $627, $2,036 and $149 incurred during the second, third and fourth quarters of 2000, respectively.  The second quarter extraordinary loss  related to the write-off of deferred financing costs as a result of the repayment of a term loan under our bank credit facility.  The extraordinary  losses in the third and fourth quarters related to the write-off of deferred financing costs as a result of the cancellation of a prior credit facility replaced by a new credit facility.

(4) Diluted Cash EPS is defined as net income (loss) applicable to common stock before extraordinary loss, non-recurring items and amortization of goodwill and other intangibles net of tax, divided by diluted weighted average shares outstanding.

(5) Adjusted EBITDA is defined as earnings before net interest expense, income taxes, depreciation and amortization, restructuring and other asset write-downs, stock-based compensation and other non-recurring items as well as non-operating expenses including foreign exchange gain (loss).  In the third quarter of 2001, adjusted EBITDA excluded the impact of the non-cash gain of $6,747related to the return of shares of the Company’s common stock.

(6) Diluted Cash EPS, Diluted EPS — income before extraordinary loss and non-recurring items and Adjusted EBITDA are presented as additional measures of operating performance and are not a substitute for earnings per share under generally accepted  accounting principles.

MANUFACTURERS’ SERVICES, LTD.

SUPPLEMENTAL DATA

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31, 2001	December 31, 2000	December 31, 2001	December 31, 2000
Income (loss) before extraordinary loss	$(24,095)	$5,181	$(95,140)	$(1,223)

Amortization of goodwill and intangibles, net of tax	2,127	1,595	7,433	5,524

Restructuring and asset writedowns, net of tax	11,863	—	91,038	—

Operating losses associated with Salt Lake City facility	12,213	—	12,213	—

Charges related to customer disengagement, net of tax	2,665	—	13,758	—

Stock-based compensation	—	316	—	4,141

Legal settlement	—	—	—	6,000

Gain on return of shares	—	—	(6,747)	—

Cash earnings	$4,773	$7,092	$22,555	$14,442

Diluted Cash EPS	$0.15	$0.21	$0.68	$0.55

Weighted average shares outstanding — diluted	32,581,072	33,922,246	33,304,335	26,410,876

MANUFACTURERS’ SERVICES, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,	December 31,
	2001	2000
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$30,906	$10,388
Accounts receivable, net	172,822	359,978
Inventories	126,328	363,485
Prepaid expenses and other current assets	27,860	36,060

Total current assets	357,916	769,911

Property and equipment, net	52,681	93,649
Goodwill and other intangibles	11,947	44,535
Other assets	14,276	25,422

Total assets	$436,820	$933,517

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Current portion of long-term debt and capital lease obligations	$6,477	$7,737
Accounts payable	150,216	474,579
Accrued expenses and other current liabilities	49,224	53,170

Total current liablities	205,917	535,486

Long-term debt and capital lease obligations	114,083	181,344
Other liabilities	3,114	1,239

Total liabilities	323,114	718,069

Stockholders’ equity	113,706	215,448

Total liabilities and stockholders’ equity	$436,820	$933,517